Exhibit 4.12

FIRST AMENDMENT TO SENIOR SECURED DEMAND
PROMISSORY NOTE

THIS FIRST AMENDMENT TO SENIOR SECURED DEMAND PROMISSORY NOTE (this “Amendment”), is entered into as of March 28, 2023, by and between HUB Cyber Security Ltd., a company organized under the laws of the State of Israel. (the “Borrower”), and Dominion Capital LLC (the “Investor”, and, together with the Borrower, the “Parties”), with reference to the following facts:

A.	The Borrower and Investor entered into that certain Senior Secured Demand Promissory Note dated February 28, 2023 in the principal amount of $2,500,000 (the “Note”).

B.	The Parties desire to amend and restate certain provisions of the Note and to enter into certain other agreements, each as set forth below in this Amendment.

D.	Capitalized terms not otherwise defined herein have the meanings assigned to them in the Note.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Parties hereto hereby agree as follows:

1.	Section 1 of the Note is hereby amended and restated in its entirety to read as follows:

Equity Line of Credit (“ELOC”). This Note was made by Borrower to evidence Borrower’s obligation to repay amounts advanced by Investor in connection with an ELOC Agreement to be entered into between Borrower and Investor by no later than execution by all Parties of this Amendment; provided there has been an issuance by the Borrower’s transfer agent in book entry form of one million (1,000,000) shares of Borrower’s ordinary shares, par value $0.0001 per share, to Investor with demand registration rights pursuant to the terms of the ELOC Agreement.

2.	Section 2 of the Note is hereby amended and restated in its entirety to read as follows:

Security Agreement. No later than thirty (30) days following the date hereof, Borrower agrees to enter into a Security Agreement (the “Security Agreement)”, in the form and manner presented to the Borrower by the Investor and in compliance with applicable law. The Security Agreement shall include the collateral specified therein. Borrower hereby agrees to pledge such collateral as shall be required by the Investor in its reasonable discretion in accordance with the terms of the Security Agreement.”

3.	Section 3 of the Note is hereby amended and restated in its entirety to read as follows:

Due on Demand. Commencing on April 24, 2023 (the “Repayment Commencement Date”), the Borrower shall pay to the order of the Investor all Obligations, immediately ON DEMAND given by Investor to Borrower without the need for any advance notice of any kind. In the event that Investor has not made any demand of Borrower prior to the first draw on the ELOC (including if drawn prior to the Repayment Commencement Date), then 50% of gross proceeds received from the ELOC shall first be used to satisfy the Obligations before any sums shall be received by Borrower.

4.	Effectiveness. This Amendment shall become effective upon the execution hereof.

5.	No Other Changes. This Amendment shall constitute an amendment to the Note. Except for the agreements of the Parties as memorialized in this Amendment, the Parties do not intend any further amendment of the Note, but instead intend that the Note shall remain in full force and effect in accordance with its terms. In the case of any conflict or inconsistency between the provisions of this Amendment and the Note with regard to the subject matter of this Amendment, the terms and provisions of this Amendment shall prevail and govern.

6.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

7.	Miscellaneous. Section 8 of the Note is hereby incorporated in this Amendment.

[Signature Page Follows Immediately Hereafter]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Amendment as of the date first above written.

BORROWER:

HUB CYBER SECURITY LTD.

By:	/s/ Uzi Moskovich
Name:	Uzi Moskovich
Title:	Chie Executive Officer

INVESTOR :

DOMINION CAPITAL LLC

By:	/s/ Mikhail Gurevich
Name:	Mikhail Gurevich
Title:	Managing Partner

(Signature Page to First Amendment to Senior Secured Demand Promissory Note)